Exhibit No. (10)i

SECOND SUPPLEMENTAL BENEFIT PLAN

TO THE

KIMBERLY-CLARK CORPORATION

PENSION PLAN

Amended and Restated Effective as of December 31, 2008

1.	Use of Defined Terms. Capitalized terms used herein have the respective meanings ascribed to such terms as set forth in Section 6 below.

2.	Purpose. The Second Supplemental Benefit Plan is for the purpose of providing Participants and their Beneficiaries with such benefits, in addition to the Retirement Plan and the Supplemental Plan, as are necessary to fulfill the intent of the Retirement Plan without regard to Section 415 of the Code or any dollar limit imposed by the Code on the amount of compensation considered under the Retirement Plan. It is intended that the Second Supplemental Benefit Plan constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees, within the meaning of Title I of ERISA.

3.	Benefit. The Benefit of a Participant or a Survivor under the Second Supplemental Benefit Plan shall be the difference between:

(a)	the monthly amount payable under the Retirement Plan, which monthly amount shall be calculated (i) without regard to Article XI of the Retirement Plan and (ii) using the term Earnings defined as set forth in Section 6(f) of the Second Supplemental Benefit Plan below; less

(b)	the sum of (i) the monthly amount payable under the Retirement Plan and (ii) the monthly amount payable under the Supplemental Plan.

4.	Lump Sum Payments.

(a)	Notwithstanding any other provision of the Retirement Plan, a Participant (or surviving spouse or designated beneficiary, as the case may be) shall be entitled to elect to receive his Grandfathered Benefit payable under Section 3 as a Lump Sum Payment (subject to any applicable payroll or other taxes required to be withheld) under the following circumstances:

(i) The Participant (or surviving spouse or designated beneficiary, as the case may be) has Timely Elected to receive such Lump Sum Payment;

(ii) the Corporation experiences a Change of Control; or

(iii) the Corporation’s long-term credit rating falls below Investment Grade.

(b)	If a Participant (or surviving spouse or designated beneficiary, as the case may be) elects a Lump Sum Payment pursuant to subsection 4(a)(i) above, such election is subject to approval by the Retirement Trust Committee in its sole discretion. In addition, the Lump Sum Payment shall be payable at the same time as the payments are eligible to commence under the Retirement Plan.

(c)	If a Participant (or surviving spouse or designated beneficiary, as the case may be) elects a Lump Sum Payment pursuant to subsections 4(a)(ii) or 4(a)(iii) above, the Lump Sum Payment shall be reduced for active employee Participants by a penalty equal to ten percent (10%) of the Benefit otherwise payable and for a former employee, or a surviving spouse or designated beneficiary, by a penalty equal to five percent (5%) of the Grandfathered Benefit otherwise payable. Such penalty shall be permanently forfeited and shall not be paid to or in respect of, the Participant or surviving spouse or designated beneficiary. In addition, such election must be made within two years after a Change of Control or within 90 days after the date the Corporation’s long-term credit rating falls below Investment Grade. Such Lump Sum Payment shall be made within thirty days of the date of election.

(d)	Notwithstanding any other provision in this Plan, any portion of a Participant’s Benefit which is not a Grandfathered Benefit shall automatically be paid as a Lump Sum Payment. Such payment shall be made following the date which is six months after the Participant’s separation from service (or, if earlier the date of death of the Participant).

(e)	If a Participant has received a Lump Sum Payment pursuant to this Section 4, such Participant may accrue an additional Benefit under this Plan after the date of such Lump Sum Payment, provided, however, that such future participation shall not result in duplication of benefits. Accordingly, if he has received a distribution of a Benefit under the Plan by reason of prior participation, his Benefit shall be reduced by the actuarial equivalent (at the date of the later distribution) of the present value of the Benefit previously paid hereunder.

(f)

Notwithstanding any other provisions of this Second Supplemental Benefit Plan to the contrary, (i) in the event that a portion of the Lump Sum Payment of a Grandfathered Benefit due a Participant pursuant to this Section 4 would not be deductible by the Company pursuant to Section 162(m) of the Code, the Company, at its discretion, may postpone payment of such amounts to the Participant until such time that the payments would be deductible by the Company, (ii) in the event that a portion of the Lump Sum Payment of a Participant’s Benefit which is not a Grandfathered Benefit due a Participant pursuant to this Section 4 would not be deductible by the Company pursuant to Section 162(m) of the Code, the payment will be delayed where the Company reasonably anticipates that the Company’s deduction with respect to such payment otherwise would be limited or eliminated by application of section 162(m); provided that the payment shall be made either at the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of section 162(m).

Provided, however, that no payment postponed pursuant to this subsection 4(f) shall be postponed beyond the first anniversary of the date such Participant terminated employment. Any Lump Sum Payment postponed pursuant to subsection 4(d) or 4(f) shall include interest for the period such Lump Sum Payment is postponed at a per annum rate equal to the six-month U.S. Treasury Bill secondary market rate as published by the Federal Reserve Board for the calendar week ending prior to January 1 (for terminations of employment in either of the two subsequent fiscal quarters ending March 31 or June 30) or prior to July 1 (for terminations of employment in either of the subsequent fiscal quarters ending on September 30 or December 31), or such other rate as determined pursuant to uniform Committee rules.

(g)	Notwithstanding any other provisions of this Plan to the contrary, except where waived by the Participant’s spouse as required under the provisions of the Retirement Plan, all Grandfathered Benefits payable to a Participant shall be paid in the same form as the benefits would be payable under the Retirement Plan. Provided, however, for each Participant whose employment terminates after February 18, 2002, if the amount of the Lump Sum Distribution, calculated as if such Participant (or surviving spouse or designated beneficiary, as the case may be) had made an election to receive a Lump Sum Distribution at the earliest time that such person could have made an election under subsection 4(a)(i), does not exceed $25,000, then such Lump Sum Distribution shall be paid at the earliest time such person could have made an election under subsection 4(a)(i).

5.	Amendment and Termination. The Corporation, by action of its Board of Directors, may amend the Second Supplemental Benefit Plan in any respect, or terminate the Second Supplemental Benefit Plan; provided, however, that no such amendment or termination shall be effective to the extent it eliminates or reduces any “Section 411(d)(6) protected benefit” or adds or modifies conditions relating to “Section 411(d)(6) protected benefits” the result of which is a further restriction on such benefit unless such protected benefits are preserved with respect to benefits accrued as of the later of the adoption date or effective date of the amendment. “Section 411(d)(6) protected benefits” are benefits described in Section 411(d)(6)(A) of the Internal Revenue Code of 1986, early retirement benefits and retirement-type subsidies, and optional forms of benefit.

6.	Definitions. The following capitalized terms shall have the respective meanings set forth below:

(a)	“Benefit” shall mean a benefit payable pursuant to, and determined in accordance with the provisions of the Second Supplemental Benefit Plan.

(b)

“Change of Control” shall mean that: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired shares of the Corporation having 20 percent or more of the total number of votes that may be cast for the election of Directors of the Corporation, or (ii) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Corporation before the transaction have ceased to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)	“Corporation” shall mean Kimberly-Clark Corporation, and any successor corporation.

(e)	“Committee” shall mean the Committee named under the Retirement Plan.

(f)	“Earnings” shall mean compensation paid by one or more of the designated affiliated companies shown in Appendix B of the Retirement Plan for personal services rendered to one or more of such companies (before any withholding required by law or authorized by the person to whom such compensation is payable), including overtime, bonuses, incentive compensation, Regular Deferred Deposits and special Deferred Deposits under the Kimberly-Clark Corporation Salaried Employees’ Incentive Investment Plan, and any salary or bonus, or both, deferred under the Kimberly-Clark Corporation Deferred Compensation Plan, but excluding any payments in lieu of vacation, severance payments, compensation paid in a form other than cash (such as goods, services, and, except as otherwise provided herein, contributions to employee benefit programs), service or suggestion awards, and all other special or unusual compensation of any kind.

Notwithstanding the above, for Plan Years of the Retirement Plan beginning on or after January 1, 1980, in the case of a Participant on foreign assignment, as determined by the Employer pursuant to rules adopted by the Committee, earnings shall be base salary, as determined by the Participant’s Employer pursuant to rules adopted by the committee (without regard to any limitation under Section 401(a)(17) of the Code) plus overtime, bonuses, incentive compensation, and Regular Deferred Deposits and Special Deferred Deposits under the Kimberly-Clark Corporation Salaried Employees’ Incentive Investment Plan, and any salary or bonus, or both, deferred under the Kimberly-Clark Corporation Deferred Compensation Plan, but shall exclude foreign service premium, cost of living adjustments, housing payments, tax equalization payments, payments in lieu of vacation, severance payments, compensation in a form other than cash (such as goods, services, and, except as otherwise provided herein, contributions to employee benefit programs), service or suggestion award and all other special or unusual compensation of any kind.

(g)	“Employer” shall mean a participating employer shown in Appendix A of the Retirement Plan.

(h)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(i)	“Grandfathered Benefit” shall mean the portion of the Benefit considered deferred under this Plan on or before December 31, 2004 as determined in accordance with Section 409A of the Code and the guidance promulgated thereunder.

(j)	“Investment Grade” shall mean a bond rating of BBB minus, or its equivalent, by one of the nationally recognized rating agencies.

(k)	“Lump Sum Payment” shall mean a form of benefit payable as a lump sum cash payment, actuarially determined based on the rate of interest equivalent to the yield on a 30-year Treasury Bond as published in the Federal Reserve Statistical Release for the week that contains the first business day of the month prior to the date such Lump Sum payment is payable under this Second Supplemental Benefit Plan, or such other rate as determined pursuant to uniform Committee rules, and the mortality table set forth for determining actuarial equivalent benefits under Section 10.1(a) of the Retirement Plan, and (i) in the case of a lump sum payment pursuant to subsection 4(a)(i) of this Plan, based on the Participant’s Benefit payable from this Plan and his age at the date of such lump sum payment, and (ii) in the case of a lump sum payment pursuant to subsections 4(a)(ii) or 4(a)(iii) of this Plan, based on the Participant’s Benefit payable under this plan, the earliest age at which his Benefit from the Retirement Plan could commence if he terminated employment, and the early retirement reduction factor applicable at such age of commencement. Notwithstanding the foregoing, the 30-year Treasury Bond yield shall be used in determining a lump sum cash payment so long as such rate is published by the Federal Reserve. In the event that the Federal Reserve ceases to publish the 30-year Treasury Bond rate, a lump sum cash payment will be actuarially determined based on the rate of interest equivalent to the yield on the longest term Treasury Bond published in the Federal Reserve Statistical Release which is no more than 30-years but not less than for a 10-year term.

(l)	“Participant” shall mean a participant in the Retirement Plan who (i) is a “managerial or highly compensated employee” of an Employer, within the meaning of Title I of ERISA, and (ii) has earnings in excess of the limit provided under Section 401(a)(17) of the Code for any calendar year in which the Participant participates in the Retirement Plan, except that no individual shall be a participant herein to the extent that such participation is precluded by an agreement between the Corporation and such individual or such individual is subject to a separate agreement regarding deferred compensation which provides for similar benefits.

(m)	“Retirement Plan” shall mean the Kimberly-Clark Corporation Pension Plan, or any successor defined benefit pension plan.

(n)	“Second Supplemental Benefit Plan” shall mean the Second Supplemental Benefit Plan to the Kimberly-Clark Corporation Pension Plan.

(o)	“Supplemental Plan” shall mean the Supplemental Benefit Plan to the Kimberly-Clark Corporation Pension Plan, or any successor to such plan.

(p)	“Survivor” shall refer to any of a Designated Beneficiary, surviving spouse or Surviving Minor Children of a Participant, within the meaning of the Retirement Plan.

(q)	“Terminations of employment”, “terminated employment”, “terminates service” and “separation from service” with respect to a Benefit that is not a Grandfathered Benefit under this Plan means Separation from Service with the Corporation or a Subsidiary. A Separation from Service will be deemed to have occurred if the Participant’s services with the Corporation or a Subsidiary is reduced to an annual rate that is 20 percent or less of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period). Subsidiary for this subsection means any domestic or foreign corporation at least twenty percent (20%) of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation or by other Subsidiaries, provided, however, that “at least fifty percent (50%)” shall replace “at least twenty percent (20%)” where there is not a legitimate business criteria for using such lower percentage.

(r)	“Timely Elected” shall mean as follows:

(i)	For payments which commence under the Retirement Plan prior to January 1, 1996, the Participant has elected to receive such Lump Sum Payment either (aa) in the calendar year prior to the year in which the payments are eligible to commence under the Retirement Plan or (bb) at least 90 days prior to the date such Lump Sum payment is payable under this Second Supplemental Benefit Plan;

(ii)	For payments which commence under the Retirement Plan on or after January 1, 1996 and prior to February 18, 2002 the Participant has elected to receive such Lump Sum Payment no later than the earlier of (aa) the calendar year prior to the year in which the payments are eligible to commence under the Retirement Plan, (bb) at least 90 days prior to the date such Lump Sum payment is payable under this Second Supplemental Benefit Plan or (cc) for Participants who terminate employment prior to having attained age 55, the calendar year in which the Participant attained age 54.

(iii)	For payments which commence under the Retirement Plan on or after February 18, 2002 the Participant has elected to receive such Lump Sum Payment no later than the calendar year prior to the year in which the payments are eligible to commence under the Retirement Plan.

(iv)	In the event of the death of the Participant who has not commenced payments under this Second Supplemental Benefit Plan, the Participant’s surviving spouse or designated beneficiary, as the case may be may, with the consent of the Retirement Trust Committee, elect a Lump Sum Payment in writing no later than thirty (30) days after the Participant’s date of death.

(v)	In the event that a Participant terminates service due to a Disability as described in Section 4.5 of the Retirement Plan, the Participant may, with the consent of the Retirement Trust Committee, elect a Lump Sum Payment in writing no later than thirty (30) days after the date the Participant is determined to be disabled by the Committee for the Pension Plan.

7.	Miscellaneous.

(a)	The Corporation is the Plan Sponsor and Named Fiduciary of the Second Supplemental Benefit Plan, within the meaning of ERISA.

(b)	The Committee shall administer the Second Supplemental Benefit Plan and shall have the same power and duties, and shall be subject to the same limitations, as are set forth in the Retirement Plan.

(c)	An application or claim for a benefit under the Retirement Plan, or an election to receive his benefit in a Lump Sum Payment, shall constitute a claim for a Benefit under the Second Supplemental Benefit Plan.